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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made this 28th day of March 2002, by and between THE VALIDATION GROUP, INC., a New Jersey corporation (hereinafter called "Company"), and (hereinafter called "Executive").


                                   BACKGROUND

         Company wishes to employ Executive and Executive wishes to enter into the employ of the Company on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Executive agree as follows:

1.       Definitions.

As used herein, the following terms shall have the meanings set forth below unless the contexts otherwise requires.

         "Base Compensation" shall mean the annual rate of compensation set forth in Section 5, as such amount may be otherwise requires.

         "Board" shall mean Board of Directors of the Company as supervised and/or directed by the Board of Directors of Vital Signs, Inc.

         "Cause" shall mean:

         (a) Executive is convicted of a felony or a crime involving moral turpitude whether or not related to Executive's employment or has entered a plea of nolo contendere (or similar plea) to a charge of such an offense or the substantial weight of credible evidence indicates that Executive has committed such a crime;

         (b) Executive uses alcohol or any unlawful controlled substance to an extent that it substantially interferes with the performance of Executive's duties under the Agreement;

         (c) Any act of fraud, misappropriation or personal dishonesty relating to or involving Company in any way;

         (d) Violation of any express direction of the Board or any committee or designee thereof or material violation of any rule, regulation, policy or plan established by Company from time to time regarding the conduct of its employees and/or its business;

         (e) Material violation by Executive of Executive's obligations hereunder and which are not remedied within a reasonable time period after receipt of written notice from Company. In the event of a material breach which cannot be cured (for example, disclosure of confidential information), there shall be no cure period;

         (f) Executive engages in grossly negligent or willful misconduct in the performance of Executive's duties;

         (g) The existence of any material conflict between the interest of Company and Executive that is not disclosed in writing by Executive to the Board and approved in writing by the authority of the Board.





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"Confidential Information" shall have the meaning specified in Section 14 hereof.

"Disability" shall mean Executive's inability, for a period of six (6) consecutive weeks, or a cumulative period of two (2) months out of a consecutive period of three (3) months, to perform the essential duties of Executive's position, even taking into account any reasonable accommodation required by applicable law, due to a mental or physical impairment which substantially limits one or more major life activities. Due to the nature of Executive's position, Executive acknowledges that it would be an undue hardship on the Company if any of the time periods specified in the preceding sentence were longer.

"Employment Year" shall mean each twelve-month period, or part thereof, during which the Executive is employed hereunder, commencing on the date of this Agreement.

"Good Reason" shall mean a reduction in Executive's Base Compensation or if the Board effects a substantial change in Executive's duties and responsibilities, which change if not acceptable to Executive and would substantially reduce Executive's stature, importance and dignity within the Company.

"Restricted Area" shall have the meaning specified in Section 14 hereof.

"Restricted Period" shall have the meaning specified in Section 14 hereof.

"Subsidiary" shall mean any corporation in which Company owns directly or indirectly 50% or more of the Voting Stock or 50% or more of the equity; or any other venture in which it owns either 50% or more of the voting rights or 50% or more of the equity.

"Term" shall mean the period specified in Section 4 hereof as the same may be terminated in accordance with this Agreement.


2.       Employment.

Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions specified in this Agreement.

3.       Office and Duties.

Executive shall serve the Company as its Vice President and shall provide services commensurate with such tittle and office. Without in any way limiting the generality of the foregoing, Executive shall assist in developing and refining and shall execute the Company's business plan and maximize the opportunities of the Company's technologies and product offerings. Executive shall report directly to the chief executive officer of the Company and the Board or such person as the Board may from time to time designate. Executive shall perform any other duties reasonably required by the Company, and shall serve as an officer or director of any Subsidiary without additional compensation.

So long as Executive shall remain an employee of Company, Executive's entire working time, energy, skill and best efforts shall be devoted to the performance of Executive's duties hereunder and in a manner which will faithfully and diligently further the business and interests of Company. Executive may engage in charitable, civic, fraternal and trade professional association activities provided that they do not interfere materially with Executive's obligations to Company, but Executive shall not work for any other for-profit business.

Executive shall render Executive's service at Company's office in Bensalem, Pennsylvania, or such other location within the same general geographic area to which the Company may relocate.





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Executive is not permitted or authorized to make any disbursements or purchases or to incur any liabilities on behalf of Company or to otherwise obligate or bind Company in any manner whatsoever except as is permitted by the Company's purchasing policies and procedures as may be established by the Board from time to time.

4.       Term.

Executive shall be employed by Company for a term of three (3) years, commencing on the date hereof, unless sooner terminated as hereinafter provided (the "Term"). The Term may be renewed upon mutual agreement of the parties. Any such renewal must be in writing signed by the Executive and the Chairman of the Board, or his designee.

5.       Compensation and Benefits.

For all the service rendered by Executive to Company, Executive shall receive Base Compensation during the Term at the gross annual rate (without regard to authorized or legally required deductions and withholdings) of one hundred and thirty thousand dollars ($130,000), payable in installments in accordance with Company's regular payroll practices in effect from time to time. Base Compensation will be reviewed by the Board on or about the first and each subsequent anniversary of the commencement of the Term, and may be increased if and to the extent such an increase is determined to be appropriate by the Board.

6.       Bonus

The Company may pay Executive an annual bonus during the Term of up to fifty percent of base compensation, upon achievement of certain annual goals for the fiscal year as defined in writing by the Board. The bonus plan for the first year of the term is attached hereto as Exhibit A. The Board and the Executive shall negotiate in good faith and agree on mutually acceptable goals for subsequent years, using such criteria as prior years performance and expected growth over the prior year.

7.       Expenses

Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive's duties hereunder following receipt of documentation therefor in accordance with Company's regular reimbursement procedures and practices as may be established or revised by the Board from time to time.

8 .      Fringe Benefits.

Executive shall be eligible to participate in any profit sharing, stock option, employee stock ownership, or retirement plans and any health, life, accident, general liability, directors and officers liability, or disability insurance, vacation, sick leave or other benefit plans or programs made available to other similarly situated employees of Company, if and when adopted by the Company and as long as they are kept in force by Company, and further provided that Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs. If Executive at the time of Executive's termination is eligible to participate in any Company incentive or bonus plan then in effect, Executive shall be entitled (subject to the terms of any plan document) to receive a prorated share of such incentive or bonus award based upon the number of days Executive is employed during the plan year up to the date of Executive's termination. Such pro-rata amount shall be calculated in the usual way and paid at the usual time.

9.       Disability.





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If the Executive suffers a Disability, Company shall have the right to terminate the Term and this Agreement at any time thereafter without penalty by giving Executive five (5) days written notice of termination. In any such event, Company shall pay to Executive the Base Compensation for a period of two (2) months after termination, or until the end of the Term, whichever period is shorter, such amount to be paid in accordance with the regular payroll practices of Company.

10.      Death.

If Executive dies during the Term, the Term and Executive's employment with Company shall terminate as of the end of the calendar month in which the death occurs. Company shall have no obligation to Executive or Executive's estate for Base Compensation or other form of compensation or benefit other than amounts accrued through the date of Executive's termination on account of death, except as otherwise required by applicable law or by Company benefit plans then in effect.

11.      Termination for Cause.

Company may terminate the Term and Executive's employment relationship with Company at any time for Cause. Company shall have no obligation to Executive for Base Compensation or other form of compensation or benefits, except as otherwise required by law, other than amounts accrued through the date of termination, and reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment.

12.      Termination Without Cause or Resignation for Good Reason.

If Executive is terminated without Cause, or resigns for Good Reason:

Executive shall continue to receive his Base Compensation (payable in installments in accordance with Company's regular payroll practices in effect from time to time) and any medical or insurance coverage provided to Executive as of the effective date of termination or resignation, in each case for the lesser of six (6) months or the remaining Term, and Executive shall receive any bonuses or incentive compensation accrued through the effective date of such termination or resignation. The Company's obligation to continue such medical and insurance coverage shall cease upon Executive's acceptance of other employment pursuant to which reasonably comparable coverage is normally provided.

13.      Company Property.

All engineering diagrams, research and development records, inventions, conceptions, business plans, sales information, customer lists, manufacturers' and other materials or articles or information including, without limitation, data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including, without limitation, computer tapes and other forms of information storage. If Company requests the return of such materials (whether or not containing confidential information) at any time during or at or after the termination of Executive's employment, Executive shall immediately deliver, without limitation, all originals and all copies of the same to Company.

14.      Noncompetition, Trade Secrets, Etc.

Executive hereby acknowledges that but for Executive's agreement to the terms contained in this section, Company would not enter into this Agreement with Executive. Therefore, Executive hereby agrees as follows:





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For so long as Executive remains an employee of the Company and for a period of one (1) year after the Term or earlier termination of employment with Company, as such period may be extended as hereinafter set forth (the "Restricted Period"), Executive shall not, (i) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, employee, partner, principal, agent, representative, consultant or otherwise engage in any business which, directly or indirectly, provides, distributes, markets or sells any validation services or validation consulting services to the pharmaceutical or medical device industries within the United States or Puerto Rico.; provided, however, nothing contained in this Section 14 shall prevent Executive from holding for investment no more than five percent (5%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system; or (ii) induce or attempt to influence directly or indirectly any employee, customers, independent contractors or suppliers, of or to the Company to terminate, restrict, limit or reduce employment or any other relationship with Company.

Executive shall not, directly or indirectly, use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any "Confidential Information" which term shall mean any information regarding the business, relationships, methods, business policies, policies, procedures, techniques, research or development projects or results, pricing, historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Company or any names and addresses of customers, clients or any data on or relating to past, present or prospective customers, clients or any other confidential information involving, relating to or dealing with the business operations, research and development activities or other activities of Company, made known to Executive or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by the trade or the general public. At no time shall Executive, directly or indirectly, remove or cause to be removed from the premises of Company or any Subsidiary any memorandum, note, list, record, file, document or other paper, equipment or any like term relating to its business (including copies, extracts and summaries thereof), except in furtherance of the performance of Executive's duties hereunder. The foregoing provisions of this section shall apply during and after the period when Executive is an employee of the Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets and the like.

Any and all writings, inventions, improvements, strategies, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Executive is an employee of Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be and remain the sole and exclusive property of Company. Executive shall make full disclosure to Company of all such writings, inventions, improvements, strategies, processes, procedures and techniques, and shall do everything necessary or desirable to convey and vest the absolute title thereto in Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, strategies, processes, procedures and techniques and otherwise aid and assist Company so that Company may prepare and present applications for trademark, trade names, copyright or Letters Patent, therefor and may secure such trademark, trade names, copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and may obtain the record title to such trademark, trade names, copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall note be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, trademarks, trade names, strategies, procedures and techniques.





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Executive acknowledges that the covenants and restrictions contained in this
Section in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive's ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Executive therefore acknowledges that, in the event of Executive's violation of any of these covenants and restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled at law or in equity.

If the Restricted Period or the Restricted Area specified above should be adjudged unreasonable in any action, suit or proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Executive violates any of the restrictions contained in this section, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Company. Company shall have the right and remedy to require Executive to account for any pay over to Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of this Section 14, and Executive shall account for and pay over such amounts to Company upon Company's request therefor. Executive hereby expressly consents to the jurisdiction of any court within the Restricted Area to enforce the provisions of this Section 14, and agrees to accept service of process by mail relating to any such action, suit or proceeding. Company may supply a copy of Section 14 of this Agreement to any future or prospective employer of Executive or to any person to whom Executive has supplied information if the Company determines in good faith that there is a reasonable likelihood that Executive has violated or will violate such Section.

15.      Prior Agreements, Conflicts of Interest.

Executive represents and warrants to Company the following: that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive's execution or performance of this Agreement; none of the information supplied by Executive to Company or any representative of Company or placement or search agency in connection with Executive's employment by company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and Executive does not have any business or other relationship that creates a conflict between the interests of Executive and the Company.

16.      Miscellaneous.

Binding Nature of Agreement.

This Agreement shall be binding upon Company and shall inure to the benefit of Company, its present and future Subsidiaries, successors and assigns including any transferee of the business operation, as a going concern, in which Executive is employed and shall be binding upon Executive, Executive's heirs and personal representatives. None of the rights or obligations of Executive hereunder may be assigned or delegated, except that in the event of Executive's death or Disability, any rights of Executive hereunder shall be transferred to Executive's estate or personal representative, as the case may be. Company may assign its rights and obligations under this Agreement in whole or in part to any one or more Subsidiaries or successors, but no such assignment shall relieve Company of its obligations to Executive if any such assignee fails to perform such obligations. Any entity into which Company is merged or with which Company is consolidated or which acquires the business of Company or the business unit in which Executive is to be principally employed shall be deemed to be a successor of Company for purposes hereof.





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Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Entire Agreement.

This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing. Notwithstanding the foregoing, nothing herein shall limit the application of any generally applicable Company policy, practice, plan or the terms of any manual or handbook applicable to Company's employees generally.

Survival.

The provisions of Sections 13 and 14 shall survive expiration of the Term or earlier termination of Executive's employment by Company and shall remain in full force and effect thereafter in accordance with their terms.

Taxes.

Executive agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitle to withhold any tax payments from amounts otherwise due Executive to the extent required by applicable law.

Governing Law; Consent to Jurisdiction.

This agreement shall be governed by and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its provisions concerning conflict of laws.

Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Pennsylvania or any Pennsylvania State court in the event any disputes arise out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request of leave from any such court, and (iii) agrees that it will not bring any action, suit or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Pennsylvania or a Pennsylvania State court.

Headings.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.


IN WITNESS WHEREHOF, the parties have duly executed and delivered this Agreement on the date first above written.





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                                     THE VALIDATION GROUP, INC.



                                     By: /s/ William Stringer
                                         --------------------

                                     Title: President
                                     Name:  William Stringer


                                     /s/ Alex Chanin
                                     ---------------
                                     Executive: Alex Chanin